Exhibit 3.1


                                 Bylaw Amendment

The following Section 14 was added to Article II of the Company's bylaws pursuant to resolutions adopted by the Board of Directors on November 5, 2003:

Section 14.       Nominations and Business at Meetings:

         At any annual meeting of shareholders, only persons who are nominated in accordance with the procedures set forth in this Section 14 shall be eligible for election as Directors, and only business which is proposed in accordance with the procedures set forth in this Section 14 shall be considered for action by shareholders. Nominations of persons for election to the Board of Directors of the Company may be made (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the Company entitled to vote at the meeting who complies with the notice and other procedures set forth in this Section 14. Business to be considered at a meeting of shareholders may be proposed (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the Company entitled to vote at the meeting who complies with the notice and other procedures set forth in this Section 14. Such nominations or business proposals, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company and such business proposals must, under applicable law, be a proper matter for shareholder action. To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 120 days nor more than 150 days in advance of the date which is the anniversary of the date the Company's proxy statement was released to security holders in connection with the previous year's annual meeting; provided, that, if the Company did not hold such previous year's annual meeting or if the anniversary date of the current year's annual meeting has been changed by more than 30 days from the date of the previous year's annual meeting, then such shareholder's notice shall be so delivered or mailed and received not less than 30 days in advance of the anticipated date of mailing (as publicly announced by the Company) of the Company's proxy statement for the next annual meeting of stockholders.

         Such shareholder's notice shall set forth (a) as to each person whom such shareholder proposes to nominate for election or reelection as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to serving as a Director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of the shareholder making such proposal or such other person on whose behalf such proposal is made; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such shareholder, as they appear on the Company's books, and the name and address of the beneficial owner, if any, on whose behalf the nomination or


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proposal is made,  and (ii) the class and number of shares of the Company  which are owned by such shareholder or person, either beneficially or of record. No person shall be eligible for election as a Director of the Company and no business shall be conducted at the annual meeting of shareholders unless nominated or proposed in accordance with the procedures set forth in this
Section 14.

         Except as may otherwise be required by applicable law, nothing herein shall obligate the Company to include in the Company's proxy statement any nominee for Director nominated by a shareholder or any other shareholder proposal. In addition, nothing herein shall require the Company to submit to the shareholders any proposal which is otherwise excludable or improper under applicable law. The Chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination or proposal was not made in accordance with the provisions of this Section 14 and, if he or she should so determine, he or she shall so declare to the meeting and the defective nomination or proposal shall be disregarded.














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